UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2014

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 8, 2014, the Board of Directors of Avista Corporation (Avista Corp. or the Company) decided to increase the number of board members from 9 to 10 and elected Janet D. Widmann to fill the vacancy and serve as a director on the board effective August 2, 2014.
Ms. Widmann, 47, is Executive Vice President, Markets, for Blue Shield of California, a position she has held since 2013. She joined the organization in 2003 to lead the newly formed California Public Employees’ Retirement System division. In 2009, she was promoted to Senior Vice President, Large Employer Groups, Public Agencies, Labor and Trust Groups. Ms. Widmann has more than 15 years of executive level experience in the healthcare industry, having previously worked for for-profit and non-profit businesses in that sector, primarily in marketing, operations and general management positions.
Ms. Widmann earned a Bachelor of Science in Health Administration from California State University-Northridge and a Master of Arts in Health Administration from the University of Southern California.
Ms. Widmann will stand for election to the board at the next annual meeting of shareholders on May 7, 2015. Ms. Widmann was appointed to serve on the Environmental and Operations Committee and the Finance Committee of the board. As a director, Ms. Widmann will receive compensation consistent with the other non-employee directors of Avista Corp. as disclosed in Avista Corp.’s definitive Proxy Statement dated March 28, 2014. This includes an annual retainer of $116,000, of which a minimum of $48,000 is paid in Company common stock, and $1,500 for each meeting of the Board or any Committee of the Board. As disclosed in the Proxy Statement, Committee Chairs and the Lead Director receive additional compensation.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	July 14, 2014	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel
and Chief Compliance Officer